Exhibit 10.1

 Execution Version

MASTER PURCHASE AGREEMENT

Dated as of June 30, 2026

This Master Purchase Agreement (the “Agreement”) is made and entered into as of the date set forth above (the “Effective Date”) by and among: (1) The Glimpse Group, Inc., a Nevada corporation (“Seller”) and (2) Glimpse Learning, Inc (“Buyer”), a Wyoming company; each a Party and jointly the Parties.

RECITALS

WHEREAS Seller owns all the issued and outstanding membership interests (the “Shares”) in Glimpse Learning, LLC a Nevada Limited Liability company (the “Subsidiary”);

WHEREAS the Subsidiary is a provider of immersive software and related services as detailed in Exhibit 1; and

WHEREAS Seller wishes to sell to Buyer, and Buyer desires to purchase from Seller, the Shares subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, and the performance of each, the parties hereto, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.1 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Action”	means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Affiliate” means,	a subsidiary or related entity, or, with respect to any Person, any (a) officer or director of such Person, (b) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person) and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The terms “control” and “controlled” include, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, board of directors membership, by contract or otherwise.

“Assigned Assets & Liabilities”	has the meaning set forth in Section 2.1(a).

“Assigned Assets”	refers to (a) the Technology and Embodiments and all Intellectual Property Rights related thereto, (b) Business Assets, and (c) all of Seller’s rights under the Assigned Contracts, collectively.

“Assigned Contracts”	means all the Contracts exclusive to the Business at Closing that are listed on Exhibit 5.

“Bill of Sale”	means that certain Bill of Sale between Seller and Buyer, substantially in the form attached hereto as Exhibit 3.

“Business” means	the of immersive technology software and services business of the Subsidiary focused primarily on the higher education and healthcare segments as conducted on the Closing Date.

“Business Assets”	means the following assets that are exclusively used in the Business that exist on the Closing Date: (a) all business and marketing plans, worldwide marketing rights, software, websites, customer and supplier records (b) computers, office equipment and other tangible personal property owned (i.e., not leased), in each case of (a) and (b) that are listed in Exhibit 2.

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“Closing Date”	has the meaning set forth in Section 2.4.

“Embodiment(s)”	mean all documentation, drafts, papers, designs, schematics, diagrams, models, prototypes, source and object code (in any form or format and for all hardware and software platforms), computer-stored data, diskettes, manuscripts and other items describing Technology.

“Fundamental Documents”	mean the documents by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, each as may be amended from time to time.

“Governmental Authority”	Means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, federal, state, municipal or local subject to the laws of the state of New York, USA.

“Intellectual Property Rights”	means, collectively, all worldwide patents, patents, patent applications, patent rights, copyrights, copyright registrations, common law rights, moral rights, trade names, trademarks, service marks, domain names and registrations and/or applications for all the foregoing, trade secrets, know-how, mask work rights, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights

“Knowledge”	means the actual knowledge of Tyler Gates in the case of Seller, and Lyron Bentovim, in the case of Buyer, and the knowledge that such persons would reasonably be expected to obtain in the course of diligently performing his or her duties, including the knowledge that they would have obtained if they had made reasonable inquiry of their direct subordinates or reports or such other persons who would be expected to have knowledge of the matter in question.

“Law”	means any constitution, law, statute, treaty, rule, directive, requirement, regulation or order of, or promulgated by, any Governmental Authority.

“Liability” or “Liabilities”	mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted

“Lien”	means any lien, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), claim, charge, encumbrance, encroachment, right-of-way, easement, reservation, restriction, cloud, right of first refusal or first offer, option, or other similar arrangement or rights (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loss” or “Losses”	means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“NIH”	has the meaning set forth in Section 2.6.

“NIH Invoice”	has the meaning set forth in Section 2.6.

“NIH Revenue Share”	has the meaning set forth in Section 2.6.

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“Non-Assignable Contract”	has the meaning set forth in Section 2.3.

“Person”	shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any Governmental Authority (or any department, agency or political subdivision thereof).

“Representative(s)”	means, with respect to any Person, each of such Person’s Affiliates and its and their respective directors (and Persons in similar positions), officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such Person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.

“Tax” or “Taxes”	means all U.S. federal, state, local or non-U.S. taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, escheat, unclaimed property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and shall include any liability for such amounts as a transferee or a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Return”	means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes.

“Technology” means	all inventions, technology, algorithms, ideas, concepts, processes, business plans, documentation, financial projections, models and any other items that are exclusively used in the Business on the Closing Date and that are listed on Exhibit 1 of this Agreement.

“Third Party”	means any Person or group other than Buyer and its Affiliates or Seller and its Affiliates

“Transaction Agreements”	means this Agreement and the separate agreements of which a sample is provided in the Exhibits hereto.

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Article 2

Sale and Purchase

Section 2.1 Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any Lien, all of Seller’s right title and interest in and to the following:

(a)	the Shares; and
(b)	the Assigned Assets; and
(c)	the NIH Revenue Share.

Section 2.2 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due, the liabilities associated with the Assigned Assets including, without limitation, the following (collectively, the “Assumed Liabilities”):

(a)	all obligations and liabilities related to the Assigned Assets arising after Closing; and
(b)	Seller’s obligations and liabilities under the Assigned Contracts.

Section 2.3 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale and transfer of the Assigned Assets, at the Closing, Buyer shall (a) issue to the Seller 1,999,999 shares of common stock of the Buyer representing a 19.99% equity interest in Buyer on a fully diluted basis (the “Stock Consideration”); (b) pay to the Seller the royalties specified on Exhibit 6 and, (c) assume the Assumed Liabilities (collectively, the “Purchase Price”)

Section 2.4 Sale at Closing Date. The sale, transfer, assignment and delivery by Seller and its Affiliates of the Assigned Assets and Assumed Liabilities to Buyer, as herein provided, shall be affected on the Closing Date in accordance with the terms of this Agreement and of the Transaction Agreements.

Section 2.5 Assignability and Consents. Seller shall, and shall cause its Affiliates (as applicable) to, assign to Buyer all of Seller’s and each applicable Affiliate’s rights under the Assigned Contracts. Notwithstanding the foregoing, no Assigned Contract shall be assigned contrary to Law or, in the event any applicable consent or approval is not obtained, contrary to the terms of such Assigned Contract (any such Assigned Contract, a “Non-Assignable Contract”). The performance obligations of Seller or its applicable Affiliate under a Non-Assignable Contract shall, unless prohibited by Law or by the terms of such Non-Assignable Contract, be deemed to be subleased or subcontracted to Buyer at Buyer’s sole cost and expense until such Non-Assignable Contract has expired or has been assigned to Buyer. With respect to Non-Assignable Contracts, Seller shall, and shall cause its Affiliates (as applicable) to for 180 days after Closing (or such longer period as the Parties may agree in writing with respect to any specific Non-Assignable Contract), use commercially reasonable efforts to (a) obtain all necessary consents and approvals and to deliver all required notices to effect assignment thereof to Buyer, (b) until any necessary consent or approval is obtained, provide Buyer (pursuant to any arrangement acceptable to Buyer (including a transition services arrangement) the full benefits (including the exercise of rights) and burdens under any such Non-Assignable Contracts, including enforcement for the benefit of Buyer of any and all rights of Seller or any of its Affiliates (as applicable) against a third party arising out of the breach or cancellation of any such Non-Assignable Contract or otherwise, (c) hold all monies paid thereunder in trust for the account and benefit of Buyer and (d) remit all such monies related to the period after Closing without set-off of any kind whatsoever to Buyer as promptly as possible.

Section 2.6 NIH and Other Payments.

(a)	The Parties acknowledge that the Seller will invoice the National Institutes of Health (NIH) $167,963 on or about the Closing Date for services to be provided to NIH after Closing (the “NIH Invoice”). If and when the Seller receives payment of the NIH Invoice, it will pay the Buyer $58,000 on or before September 30, 2026 (the “NIH Revenue Share”). The Seller will be responsible to pay Yale University, New Jersey Institute of Technology and Drexel University any amounts owed to them based on the NIH Invoice.

(b)	Seller will pay the Buyer $18,000 on each of December 1, 2026 and March 1, 2027.

Section 2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) and shall be conducted remotely via the electronic exchange of documents and signatures. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m. Eastern time on the Closing Date.

Section 2.8 Closing Deliverables.

(a)	Seller Closing Deliverables. At the Closing, Seller shall deliver (or cause to be delivered) to Buyer or its designee:

(i)	a membership interest power transferring the Shares to the Buyer;

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(ii)	a counterpart of the Bill of Sale duly executed by Seller (and, as applicable, its Affiliates);

(iii)	a counterpart of an Assignment and Assumption Agreement with respect to the Assumed Liabilities duly executed by Seller (the “Assignment and Assumption Agreement”)

(iv)	delivery of the Assigned Assets; and

(v)	a counterpart to the Shareholder Agreement duly executed by Seller (and, as applicable, its Affiliates).

(b)	At the Closing, Buyer shall deliver (or cause to be delivered) to Seller:

(i)	issuance of the Stock Consideration to the Seller;

(ii)	proof that the Buyer has issued 50,000 shares of Common Stock to each of Woodrow Proctor and Joao Morais;

(iii)	a counterpart of the Bill of Sale duly executed by Buyer;

(iv)	a counterpart of the Assignment and Assumption Agreement duly executed by Buyer; and

(v)	a counterpart to the Shareholder Agreement duly executed by Buyer and the other parties thereto.

Article 3

As an inducement to, and to obtain the reliance of Buyer, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization; Good Standing; and Power. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, with full power and authority to enter into this Agreement and perform its obligations hereunder.

Section 3.2 Title to Assets. Seller and Affiliates thereof own and have, and Buyer at the Closing will acquire, good title to, to the Shares and each of the Assigned Assets, free and clear of all Liens. Title to all the Assigned Assets currently owned or purported to be owned by Seller is freely transferable by Seller to Buyer without the consent of any other Person and will be transferred to Buyer or one of its Affiliates upon the Closing. No licenses or consents from, or payments to, any other Person are or shall be necessary for Buyer or any of its Affiliates to use any of the Assigned Assets upon and after the Closing in substantially the same manner in which Seller has used such Assigned Assets prior to the Closing.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization; Good Standing; Qualification and Power. Buyer is duly organized, validly existing and in good standing under the Laws of the United States of America, State of Wyoming, and has all requisite corporate power to carry on its business as presently being conducted and as contemplated to be conducted. The Buyer has had no operations and was formed solely for purposes of engaging in the transactions contemplated hereby

Section 4.2 Authorization. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of each of the other parties hereto, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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Section 4.3 Non-contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (a) violate any Law to which Buyer or any of its assets are subject, (b) violate any provision of the Fundamental Documents of Buyer or (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or otherwise give rise to any Liability under, any material Contract to which Buyer is a party or by which it is bound or to which the properties or Assets of Buyer is subject to.

Section 4.4 Litigation. There is no basis for any Person to assert a claim against Buyer based upon Buyer entering into this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 4.5 Capitalization. The authorized capital stock of the Buyer consists of 100,000,000 shares of common stock, $0.0001 par value, and 10,000,000 of undesignated preferred stock, $0.0001 par value, of which 10,000,000 shares are issued and outstanding immediately prior to the issuance of the Stock Consideration. All the outstanding shares of capital stock of the Buyer have been duly authorized, are and will be validly issued, fully paid and non-assessable, and are owned of record and beneficially at Closing as set forth on Schedule 4.5. At Closing, all the Stock Consideration will have been duly authorized, will be validly issued, fully paid and non-assessable. All the outstanding shares of capital stock of the Buyer were, and the Stock Consideration will be at Closing, issued in compliance with applicable Laws. No shares of the capital stock of the Buyer have violated, and the issuance of the Stock Consideration will not violate, any agreement, arrangement or commitment to which Buyer is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Buyer or obligating Buyer to issue or sell any shares of capital stock of, or any other interest in, the Buyer. The Buyer does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of capital stick of the Buyer.

Section 4.6 Brokers or Finders. There are no claims, and will not be any claims, for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Buyer.

Article 5

Covenants

Section 5.1 Non-Disparagement and Release.

(a) From and after the Closing Date, neither Party nor any of its Affiliates or Representatives who are a party hereto shall in any way to any Person or Governmental Authority, denigrate or derogate the other party or any of their Affiliates or Representatives, or any product or service or procedure of any of the foregoing. A statement shall be deemed denigrating or derogatory to any Person if it adversely affects the regard or esteem in which such Person is held by customers, investors, lenders or licensing, rating, or regulatory entities. Notwithstanding the foregoing, nothing in this Section shall prohibit any Party from (a) making truthful statements in connection with any legal proceeding, governmental investigation, or regulatory filing, (b) responding to a subpoena or other legal process, (c) making truthful statements to any governmental authority in connection with any investigation or inquiry, or (d) enforcing its rights under this Agreement or any Transaction Agreement.

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Section 5.2 Confidential Information. Neither Party shall, directly or indirectly, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Assigned Assets (or any portion thereof), the other Party or any of its Subsidiaries, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with the Assigned Assets), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in connection with the Assigned Asset or the business of the other Party or any of its Affiliates.

Section 5.3 Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing, a party receives any payment that is for the account of the other according to the terms of this Agreement, the party receiving the payment will promptly deliver such amount or instrument to the other, as applicable. Notwithstanding the foregoing, each party hereby undertakes to promptly direct or forward all bills, invoices or similar instruments to the appropriate party.

Section 5.4 Publicity. Buyer shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated herein without the prior written consent of Seller until after the Closing Date, after which the Seller shall have the right, but not the obligation, to first issue a public company press release regarding the transaction before buyer can issue a press release.

Section 5.5 Tax Returns and Tax Liability. Seller will be responsible for the preparation and filing of all Tax Returns for Taxes with respect to Seller for any Tax period and with respect to the Assigned Assets for any period ending on or before the Closing Date, and such Tax Returns shall be prepared in accordance with applicable Law and consistent with past practice. Seller will be responsible for and will pay all Taxes required with respect to any such Tax Returns. Seller shall pay any Tax liability, including, for the avoidance of doubt, any interest, penalties, or additions thereto, attributable to the Assigned Assets for any period up to the Closing. Buyer will be responsible for the preparation and filing of all Tax Returns for Taxes with respect to Buyer for any Tax period and with respect to the Assigned Assets for any period ending after the Closing Date, and such Tax Returns shall be prepared in accordance with applicable Law and consistent with past practice. Buyer will be responsible for and will pay all Taxes required with respect to any such Tax Returns. Buyer shall pay any Tax liability, including, for the avoidance of doubt, any interest, penalties, or additions thereto, attributable to the Assigned Assets for any period from and after the Closing. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.6 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not take, and shall direct and cause its Representatives to refrain from taking, any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any material asset of any of the Assigned Assets or any merger, contribution, recapitalization or similar transaction involving the Assigned Assets. Immediately following the execution of this Agreement, Seller will, and will direct each of its Representatives to, terminate any existing discussions or negotiations with any Persons, other than Buyer (and its Affiliates and Representatives), concerning Assigned Assets or any investment in or any merger, contribution, recapitalization or similar transaction involving any Assigned Asset.

Section 5.7 Notice of Certain Events. Each Party shall give notice to the other Party of any breach by such Party of its representations, warranties, covenants or agreements hereunder.

Section 5.8 Non-Solicitation. After the Closing date, and for a period of the following 3 years Seller and its subsidiary companies shall not, directly or indirectly, solicit for employment any employees, contractors, or customers of Buyer; provided, however, that general solicitations of employment not directed at employees of the Buyer will not be deemed a violation of this provision.

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Section 5.9 Further Assurances. Each Party agrees that from time to time, whether before, at or after the Closing, the other Party will take such other actions as reasonably necessary to: (i) furnish, upon request to a Party such information as a Party may reasonably request; (ii) execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement, (iii) effectuate the assignment of the Assigned Assets by Seller to Buyer, and (iv) perform any other acts deemed necessary to carry out the intent of this Agreement.

Article 6

Employees and Consultants

Section 6.1 Employees and Consultants. As a condition to Closing, Buyer shall secure the resignation of each employee and Consultant listed on Exhibit 4 (the “Employees”) effective on July 1, 2026, shall assume any cost, obligations or expenses of such employees from and after July 1, 2026, and shall indemnify Seller for any claims made by any such employee or Consultant arising in connection with the Closing. For the avoidance of doubt, Seller shall remain responsible for all claims by any employee or Consultant arising from acts, omissions, or conditions occurring or existing prior to the Closing Date, regardless of when such claims are asserted. If needed, Seller shall take all actions necessary to terminate the employment of each Employee effective as of the date immediately following the Closing Date and hereby waives all restrictive covenants with respect to each Employee’s service to Buyer and its Affiliates following the Closing Date. The Buyer will hire as employees or Consultants all of the Employees effective as of July 1, 2026 and will provide substantially similar compensation and benefits to the Employees; provided, however, that if the Buyer does not have group health care benefits in place as of Closing, the Buyer will pay 100% of each Employee’s cost for any benefits they elect to continue under COBRA.

Article 7

Indemnification

Section 7.1 Survival of Representations and Warranties. Each of the representations and warranties made by Seller and Buyer in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing for 24 months. All claims for fraud, willful misconduct or intentional misrepresentation shall survive indefinitely. The parties further acknowledge that the time periods set forth in this Section 7.1 for the survival of representations, warranties and covenants and the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 7.2 Indemnification by Seller.

(a) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Purchaser Indemnified Party for, any Loss which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or breach of a representation or warranty of Seller (or, as applicable, its Affiliates) set forth in this Agreement or any certificate, schedule, exhibit or annex or other document furnished by Seller (or, as applicable, its Affiliates) pursuant to this Agreement or the other Transaction Agreements;

(ii) any failure of Seller (or, as applicable, its Affiliates) to perform or observe any term, provision, covenant or agreement contained in this Agreement or the other Transaction Agreements, or in any other agreement contemplated hereby or thereby;

(iii) fraud, willful breach or intentional misrepresentation on the part of Seller or, as applicable, its Affiliates.

(b) All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby

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Section 7.3 Indemnification by Buyer.

(a) From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (collectively, the “Seller Indemnified Parties”) from and against, and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Seller Indemnified Party for, any Loss which any such Seller Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or breach of a representation or warranty of Buyer (or, as applicable, its Affiliates) set forth in this Agreement or any certificate, schedule, exhibit or annex or other document furnished by Buyer (or, as applicable, its Affiliates) pursuant to this Agreement or the other Transaction Agreements;

(ii) any failure of Buyer (or, as applicable, its Affiliates) to perform or observe any term, provision, covenant or agreement contained in this Agreement or the other Transaction Agreements, or in any other agreement contemplated hereby or thereby; or

(iii) fraud, willful breach or intentional misrepresentation on the part of Buyer or, as applicable, its Affiliates.

(c) All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Article 8

General

Section 8.1 Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter of this Agreement among any of Seller or Buyer or its Affiliates.

Section 8.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller, unless acquired by a third party, may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer hereto.

Section 8.3 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Section 8.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of Buyer and Seller. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement, whether or not such party has signed such amendment or waiver.

Section 8.5 Incorporation of Annexes, Disclosure Schedule and Exhibits. The schedules and annexes attached hereto, and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 8.6 Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

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Section 8.7 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.8 Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties and is not intended to create a partnership, joint venture or agency relationship between the parties.

Section 8.9 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.10 No Further Representations. Except for the specific representations and warranties expressly made by Seller in Article 3, Seller does not make and has not made any representation or warranty, express or implied, at Law or in equity, in respect of the Subsidiary, the Business, the Assigned Assets, the Assumed Liabilities, or any other or related assets, liabilities, operations, prospects or conditions (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets Buyer is acquiring the Assigned Assets, assuming the Assumed Liabilities and otherwise engaging in the Transaction subject only to the specific representations and warranties contained in Article 3. Seller disclaims any representation or warranty made by any Person that is not contained in Article 3. Buyer disclaims that it relies upon or has relied upon any representations or warranties not contained in Article 3.

Section 8.11 Exhibit List. The following Exhibits are incorporated into the Agreement.

Exhibit 1 – Technology

Exhibit 2 –Business Assets

Exhibit 3 – Bill of Sale

Exhibit 4 – Transferred Employees and Consultants

Exhibit 5 – Assigned Contracts

Exhibit 6 – Royalties

Signature page to follow

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their duly authorized officers or agents where applicable, as of the Effective Date.

SELLER

THE GLIMPSE GROUP, INC.

By:	/s/ Tyler Gates
Name:	Tyler Gates
Title:	President & CEO
Address for Notices:
THE GLIMPSE GROUP, INC.
15 West 38th St, 12th Floor
New York, NY 10018, USA
Email:	Tyler@brightlineinteractive.com

BUYER

Glimpse Learning, Inc.

By:	/s/ Lyron L. Bentovim
Name:	Lyron L. Bentovim
Title:	President & CEO
Address for Notices:
Glimpse Learning, Inc.
PO Box 675
North Woodstock, NH 03262

Email:	Lyron@GlimpseLearning.com

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Exhibit 1

Transferred IP, Technology, Copyrights, Trademark List

1-	Patents

a.	US 11,294,453 SIMULATED REALITY CROSS PLATFORM SYSTEM

b.	US 10,445,941 INTERACTIVE MIXED REALITY SYSTEM FOR A REAL-WORLD EVENT

c.	US 10,764,553 IMMERSIVE DISPLAY SYSTEM WITH ADJUSTABLE PERSPECTIVE

d.	US 11,288,868 SIMULATED REALITY ADAPTIVE USER SPACE

2-	Technology

a.	“Foretell Social” Platform

b.	“Foretell AI” Platform

c.	“Foretell” Admin Panel

d.	“Clinic Immersives” Platform

e.	“Post Reality” software (originally part of S5D but is needed to fulfil a commitment to CSI until September of 2027)

f.	All Software, solutions and derivatives of these platforms created to serve customers of Glimpse Learning (including its predecessor subsidiaries: Foretell, Adept Reality, D6, IHG, XRTerra, Mezmos and Early Adopter)

g.	The AWS and Git accounts where all the above software resides

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Exhibit 2

Transferred Assets/Liabilities

1-	Hardware

ZSpace Dev Machine (Portugal)	João - Lent to Rúben for development (Home)
Suitcase of Meta Quest headsets	Hakan (Home)
Suitcase of Pico headsets	Hakan (Home)
Laptop	DJ (Home)
Apple Vision Pro	DJ (Home)
Meta Quest 3	DJ (Home)
Meta Quest 2	Hazal (Home)
Meta Quest 2	Gregory (Home)
Insta360 OneX 360 camera	Gregory (Home)
ZSpace Remote Machine	Gregory (Home)
Meta Quest 2	Joe (Home)
Laptop	Lyron (Home)
10x Meta Quest 2	Glimpse Group Office
Woodrow’s PC + 2 Monitors + Peripherals (Keyboard, mouse, headset)	Glimpse Group Office - Used by Woodrow and any dev making production Unity Builds
Meta Quest 2	Glimpse Group Office - Used by Woodrow
Pico 4 Headset	Glimpse Group Office - Used by Woodrow
Mac	Glimpse Group Office
Art Machine	Glimpse Group Office
2x Gaming Laptop	Glimpse Group Office
PC Build Signing Machine	Glimpse Group Office

2-	Trademarks and Copyrights None

3-	Domains

a.	Adeptreality.com
b.	Foretellreality.com
c.	Clinicimmersives.com
d.	Immersivehealthgroup.com
e.	Xrterra.io
f.	GlimpseLearning.com

4-	Working Capital Adjustments at Closing: Seller will wire Buyer $200,000 on closing day as an agreed adjustment to working capital.

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Exhibit 3

BILL OF SALE

June 30, 2026 (the “Effective Date”)

WHEREAS, pursuant to that certain Master Purchase Agreement, dated as of June 30, 2026 (this “Agreement,” and all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement), between Glimpse Learning, Inc. a Wyoming company (“Buyer”) and The Glimpse Group, Inc., a Nevada corporation (“Seller”) and its wholly owned subsidiary company Glimpse Learning, LLC a Nevada Limited Liability company (the “Subsidiary”), Seller has agreed to sell, assign, transfer, convey and deliver to Buyer all the Assigned Assets for the consideration set forth in the Agreement.

NOW, THEREFORE, Seller for good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the Agreement, does hereby sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept, all of Seller’s or Seller’s Affiliates (including the Designated Subsidiary), in each case, right, title and interest in and to the Assigned Assets, free and clear of all Liens.

This Bill of Sale is subject in all respects to the terms and conditions of the Agreement. If any conflict exists between the terms of this Bill of Sale and the Agreement, the terms of the Agreement shall govern and control. Neither the representations and warranties of Seller, nor the rights, remedies and obligations of any party, under the Agreement shall be deemed to be enlarged, limited, modified or altered in any way by this Bill of Sale.

IN WITNESS WHEREOF, the parties hereto have signed this instrument as of the Effective Date.

SELLER:

The Glimpse Group, Inc.

By:
Name:
Title:

ACCEPTED:

Glimpse Learning, Inc.

By:
Name:	Lyron L. Bentovim
Title:	President & CEO

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Exhibit 4

Transferred Employees and Consultants

Employees:

David J. Smith

Craig Herndon

Woodrow Proctor

Joseph Unander

Gregory Osborne

Hazal Uzunkaya-Pearson

Consultants:

João Morais

Paulo Martins

Sérgio Azevedo

Diana Valente

Hakan Satiroglu

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Exhibit 5

Assigned Contracts

Contracts to be assigned on the Closing Date

Boston Medical (BMC)

NIH (Yale 100.4)

College of Staten Island (CSI)

Zspace

Wall-Redstone USA

Sierra High School

Harrison High School

Exertis – Almo

CHIS

Dighton-Rehobeth

McMaster Montefiore

NYU Langone

Fordham CDW

AGFD

Hiking Days

Edstutia

Feaster

Kaye

Muenster

NSU

Wayne

Yale

Northstar Care (NSC)

Neao

Scared Heart (SHU)

SickKids

VM People

Inspirit

Prosper TX

TechVR

Uchida

Lisboa

Fullerton

Helix

Randolph

RTC

Antwerpen

NIH

●	Seller will support Buyer by submitting the request for funding for 2nd year of NIH program and submitting any reports that are required by the NIH during or after the completion of the program.

●	The non-financial interaction with the NIH, as well as the preparation of any reports and documents for the NIH, will be the sole responsibility of Buyer.

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Exhibit 6

Royalties

1.	Royalty Payments. The Buyer will or will cause the Subsidiary and their Affiliates to pay to the Seller: (1) seven percent (7%) of all revenue collected by the Buyer, the Subsidiary or their Affiliates on or after July 1, 2027 until January 1, 2028 and (2) ten percent (10%) of all revenue collected by the Buyer, the Subsidiary or their Affiliates on or after January 1, 2028 ((1) and (2), collectively the “Royalty Payments”). Notwithstanding the foregoing, once the Seller has received $1,200,000 (the “Maximum Payment Amount”) in Royalty Payment no further royalty payments will be owed to the Seller hereunder.

2.	Royalty Statements and Payments. Within ten (10) business days following the end of each calendar quarter, Buyer shall (a) provide Seller with a written royalty statement setting forth all revenue collected by the Buyer, the Subsidiary or their Affiliates during the immediately prior quarter; and (b) pay the applicable Royalty Payment to the Seller in immediately available funds. If no royalty has accrued hereunder during any such calendar quarter, the statement shall indicate as much.

3.	Interest. If any Royalty Payment is not paid when due, Licensee shall also pay interest on such amount for the period from the date payment was due to the date such payment is actually made computed at the rate of one percent (1%) per month.

4.	Record Retention and Inspection Rights. Buyer shall maintain complete and accurate records as to revenues collected by the Buyer, the Subsidiary or their Affiliates and the royalties due hereunder, and shall retain such records for three (3) years following the reporting period to which they pertain. Such records may, upon Seller’s request, be inspected during business hours at Buyer’s principal office or other mutually agreed upon location by an independent auditor engaged by Seller (the “Auditor”) and agreeable to the buyer. If any such inspection reveals that Buyer owes Seller additional royalties, such additional royalties plus interest as specified in Section 3 shall be paid within five (5) days following completion of the respective inspection in immediately available funds. If the inspection report reflects that Buyer underpaid the royalties due by ten percent (10%) or more, Buyer shall bear the reasonable expenses incurred by Seller in connection with such inspection.

5.	Buy-Out. At the sole discretion of the Buyer, on December 30, 2027, the Buyer shall have to option to pay the Seller an additional $1,000,000 in cash minus any Royalty Payment made previously (“Royalty Payments Buyout”) in immediately available funds and in full satisfaction of the Buyer’s obligations to make Royalty Payments If such payment is made, then no additional Revenue Royalty payments shall be due after the prepayment.

6.	Covenants. The Buyer will not and will cause the Subsidiary and its Affiliates to not take any action with respect to the collection of revenue (including, without limitation, by accelerating, delaying, assigning or transferring any revenue or related receivables) in a manner that reduces the amount of the Royalty Payments owed hereunder unless such action is done in the normal course of the Buyer’s business.

7.	Acceleration.

a.	“Change of Control” means (i) a sale, merger or similar transaction in which the equity holders of the Buyer immediately prior to the transaction cease to own more than ten percent (10%) of the voting power of the surviving or parent entity immediately following the transaction, or (ii) the sale or other disposition of all or substantially all of the Buyer’s or the Subsidiary’s assets.

b.	Simultaneously with the occurrence of a Change of Control or upon a violation of the covenants in Section 6, the Buyer will and/or will cause the Subsidiary or its Affiliates to pay to the Seller an amount equal to the Maximum Payment Amount minus any Royalty Payment made previously within 60 days of the occurrence of the change of control.

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Schedule 4.5

Capitalization

	Shares of Common Stock	Percent
Lyron Bentovim	4,000,000	40.00%
DJ Smith	3,000,000	30.00%
Craig Herndon	900,001	9.00%
Joao Morais	50,000	0.50%
Woodrow Proctor	50,000	0.50%
The Glimpse Group	1,999,999	20.00%
Total Outstanding	10,000,000

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